News Release 165
Oct 11, 2013
Liberty Star Uranium & Metals Corp.
LBSR: OTCQB LBVN: Frankfurt
http://www.libertystaruranium.com/

FOR IMMEDIATE RELEASE

Liberty Star’s Hay Mountain Preliminary ZT TEM Findings

TUCSON, Ariz.–(Oct 11)–Liberty Star Uranium & Metals Corp. (“Liberty Star” or the “Company”)(OTCQB: LBSR) is pleased to announce that a preliminary review by Chief Geologist Jim Briscoe and geophysicists from Geotech Ltd (“Geotech”) find that there is a profound electromagnetic and magnetic anomaly in the same area as the main geochemistry anomaly that has so far defined the Hay Mountain anomaly in southeast Arizona. (NR 127) It is worthy of note that changes in responsive bodies could be seen to vary from near the surface to a depth of 1,590 meters (5,247 feet) suggesting a complexity often seen in mineral deposits. From Geotech’s completed report, based on data gathered in July, 2013:

Conclusions:

“Based on the geophysical results obtained, a number of interesting conductive structures were identified across the property. The magnetic results also contain worthwhile information in support of exploration targets of interest.”

Recommendations:

“We therefore recommend a more detailed interpretation of the available geophysical data, including additional 2D or 3D inversion in conjunction with the geology, prior to ground follow up and drill testing.” Report on a helicopter-borne Z-AXIS TIPPER ELECTROMAGNETIC (ZTEM) and aeromagnetic geophysical survey

As suggested in Geotech’s report, continuing analysis of the ZTEM is ongoing in Tucson and Ontario (near Toronto), Canada while Briscoe attends naseba China commencing October 13th in Beijing, China. (NR 159) Geotech will also continue analyzing the data, which could include additional 2D and 3D modeling. The preliminary and advanced analyzed ZTEM data will be compared to the geochemical findings to refine drilling targets for a phased drilling program. Briscoe concluded, “geochemistry, electromagnetic, magnetic studies, including ZTEM, and GIS mapping—this is the way big new ore bodies unseen and completely hidden under cover rock will be found. I believe the detaile ed technical work we are doing at Hay Mountain will prove this.”

“James A. Briscoe” James A. Briscoe, Professional Geologist, AZ CA
CEO/Chief Geologist
Liberty Star Uranium & Metals Corp.

Forward Looking Statements

Statements in this news release that are not historical are forward-looking statements. Forward-looking statements in this news release include our exploration and analysis plans, and our belief that major mineralization may be present. Factors which may delay or prevent these forward-looking statements from being realized include: we may not be able to raise sufficient funds to complete our intended exploration, keep our properties or carry on operations; there may be cost overruns; misinterpretation of data is possible; and we may be unable to continue exploration due to permitting requirements, weather, logistical problems, labor or equipment problems or hazards even if funds are available. Despite encouraging data there may be no commercially exploitable mineralization on our properties. Readers should refer to the risk disclosures in the Company’s recent 10-K and the Company’s other periodic reports filed from time to time with the Securities and Exchange Commission.

Contact:

Agoracom Investor Relations
lbsr@agoracom.com
http://agoracom.com/ir/libertystar

Liberty Star Uranium & Metals Corp.
Tracy Myers, 520-425-1433
Investor Relations
info@LibertyStarUranium.com
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